August 17, 2007

FHLBank Topeka Announces First Half 2007 Results

TOPEKA, KAN. – FHLBank Topeka (FHLBank) released financial results for the six-month period ended June 30, 2007 this past Monday when it filed its second quarter Form 10-Q with the Securities and Exchange Commission (SEC).

“FHLBank Topeka continues to have strong financial results that allow us to pay a competitive dividend to our members while building our retained earnings,” said Andrew J. Jetter, president and CEO. “Financial strength and stability reinforce to our members that the capital stock they own in the FHLBank Topeka is their most valuable investment. As we celebrate our 75th anniversary this year, we continue to value our members and appreciate our partnership with them in growing their businesses and their communities. Underscoring our commitment to stability and reflecting upon the recent issues in the mortgage markets, it’s important to affirm our prudent and conservative business approach. I’m happy to report that our assets remain strong and we continue to be rated triple-A by both Standard & Poor’s and Moody’s, with virtually no exposure to subprime mortgages in either our mortgage-backed securities or MPF loan portfolios.”

Total assets were $52.6 billion at June 30, 2007, down slightly from $52.7 billion at December 31, 2006.

FHLBank’s net income for the six-month period ending June 30, 2007, was $66.9 million compared to $69.8 million for the six-month period ending June 30, 2006. As reflected in the FHLBank’s June 30, 2007, financial statements (see FHLBank Topeka’s Form 10-Q referenced below), the decrease in net income from 2006 to 2007 is primarily due to income items reflecting the application of Statement of Financial Accounting Standards No. 133 (SFAS 133), Accounting for Derivative Instruments and Hedging Activities, as amended.

As part of evaluating its quarterly performance, the FHLBank adjusts net income reported in accordance with generally accepted accounting principles (GAAP) for the impact of: (1) its AHP and REFCorp Assessments; (2) SFAS 133-related items; and (3) other irregular or non-recurring items such as prepayment fees, gain/loss on retirement of debt and gain/loss on sale of securities. The result is referred to as core income, which is used to compute a return on equity (ROE) that is compared to three-month LIBOR. As reflected in the following calculations, core income before assessments increased from 2006 to 2007 but core income ROE as a spread to three-month LIBOR decreased to 3.74 percent in the first half of 2007 compared to 4.50 percent for the first half of 2006. This decrease in core ROE spread can be attributed to a slight narrowing of net interest spreads, increased operating expenses related to staff increases to meet our increasing regulatory burden from SEC registration and Federal Housing Finance Board requirements, and $1.25 million in Joint Opportunities for Building Success (JOBS) grants expensed during the second quarter.

	Six-month periods ending June 30,
(Amounts in thousands)	2007	2006
Net Income, as reported under GAAP	$66,932	$69,757
REFCorp/AHP Assessments	24,304	25,338

Income before REFCorp/AHP Assessments	91,236	95,095
SFAS 133-related & Other Adjustments[1]	881	(3,477)

Core Income Before Assessments	$92,117	$91,618

Average GAAP Capital for the period	$2,042,057	$1,946,055

ROE, based upon Income Before Assessments	9.01%	9.85%

ROE, based upon Core Income Before Assessments	9.10%	9.49%
Average 3-Month LIBOR for the period	5.36%	4.99%

Spread to LIBOR	3.74%	4.50%

The FHLBank was able to increase its retained earnings by $12.9 million, or 7.5 percent, during the first half of 2007 to $184.7 million as of June 30, 2007, while continuing to pay attractive dividends to its members. Dividends paid for the second quarter of 2007 were 4.45 percent and 6.50 percent for Class A Common Stock and Class B Common Stock, respectively. Dividend rates were unchanged from those paid in the first quarter of 2007, but increased from 4.25 percent for Class A Common Stock and 6.05 percent for Class B Common Stock for the second quarter of 2006.

FHLBank Topeka’s Form 10-Q, with complete June 30, 2007, financial statements and management’s discussion and analysis of FHLBank’s financial condition and results of operation, is available on the SEC’s Web site (www.sec.gov) and through FHLBank’s Web site (www.fhlbtopeka.com).

This announcement contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include statements describing the objectives, projections, estimates or future predictions of the FHLBank’s operations. These statements may be identified by the use of forward-looking terminology such as anticipates, believes, could, estimate, may, should and will, or other variations on these terms. The FHLBank’s actual results may differ materially from those expressed in any forward-looking statements as a result of many factors and uncertainties including, but not limited to: the effects of SFAS 133 accounting treatment and other accounting rule requirements, changes in the regulatory requirements of the Federal Housing Finance Board, the FHLBank’s ability to pay dividends out of retained earnings, changes in interest rates, changes in projected business volumes, the FHLBank’s cost of funding, changes in the FHLBank’s membership profile, the withdrawal of one or more large members, shifts in demand for FHLBank products, and general economic condition.

[1]	The 2007 amount includes “Prepayment fees on terminated advances,” “Net realized gain (loss) on sale of held-to-maturity securities,” “Net gain (loss) on trading securities” and “Net gain (loss) on derivatives and hedging activities” directly from the FHLBank’s unaudited June 30, 2007 Statements of Income. The 2006 amount includes the same captions from the FHLBank’s unaudited June 30, 2007 Statements of Income, but also includes a $4,696 net realized loss on retirement of debt that is included in the “Other” category of “Other Income.”